FOR IMMEDIATE RELEASE

CONTACTS: Alanco Investor Relations                 Equity Communications
          (480) 607-1010                            Ira Weingarten
          www.alanco.com                            (805) 897-1880
                                                    ira@equitycommunication.com

                  Alanco Announces 2 for 5 Reverse Stock Split -
                           Effective October 16, 2006

(Scottsdale, AZ - October 16, 2006) - Alanco Technologies, Inc. (NASDAQ: ALAN), a leading provider of wireless tracking and asset management solutions, today announced that the Board of Directors has elected to effect a 2 for 5 reverse stock split that will be effective Monday, October 16, 2006, when the Company's common stock will begin trading on a post split-adjusted basis under the interim trading symbol "ALAND" for a period of 20 days, after which the Company's trading symbol will return to "ALAN". The Company had previously received authority from its shareholders to effect a reverse split at a ratio within a specified range, if and as determined by the Board of Directors, in order to maintain its Nasdaq listing.

As a result of the reverse stock split, each five shares of the Company's Class A common stock outstanding at the time of the reverse split will be automatically reclassified and changed into two shares of common stock, and the total number of common shares outstanding will be reduced from approximately
38.7 million shares to approximately 15.5 million shares post-split. The reverse stock split will result in a similar adjustment to the Company's outstanding stock options and securities reserved for issuance under its current incentive plans. No fractional shares will be issued in connection with the reverse stock split and, upon surrender of their stock certificates, shareholders will receive cash in lieu of the fractional shares to which they would otherwise be entitled.

Alanco Technologies, Inc. (NASDAQ: ALAN), headquartered in Scottsdale, Arizona, is a rapidly growing provider of wireless tracking and asset management solutions through its StarTrak Systems and Alanco/TSI PRISM subsidiaries. Corporate website: www.alanco.com

StarTrak Systems is the leading provider of GPS tracking and wireless asset management services to the transportation industry and the dominant provider of tracking, monitoring and control services to the refrigerated or "Reefer" segment of the transportation marketplace. StarTrak products increase efficiency and reduce costs of the refrigerated supply chain through the wireless monitoring and control of critical Reefer data, including GPS location, cargo temperatures and Reefer fuel levels. StarTrak offers complete integrated solutions for tracking, monitoring and controlling refrigerated trailers, trucks, railcars, and containers. Additional information is available at www.StarTrak.com.

Alanco/TSI PRISM is the leading provider of RFID real-time tracking technologies for the corrections industry. TSI PRISM systems track and record the location and movement of inmates and officers, resulting in enhanced facility safety and security and significant staff productivity improvements. Utilizing proprietary RFID (Radio Frequency Identification) tracking technology, TSI PRISM provides real-time inmate and officer identification, location and tracking both indoors and out, and is currently utilized in prisons in Michigan, California, Illinois, Ohio, Missouri, and Virginia. Additional information is available at www.TSIPRISM.com.

The Company also participates in the data storage industry through Excel/Meridian Data, Inc., its wholly owned subsidiary, a manufacturer of Network Attached Storage (NAS) systems.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES WHICH MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND TO REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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